                                                                     EXHIBIT 4.1

                               PURCHASE AGREEMENT

                 This Purchase Agreement (the "Agreement") is made and entered into as of the 11th day of December, 1992, by and among Diedrich Coffee, a California corporation (the "Company"), Martin R. Diedrich, Donald M. Holly and SNV Enterprises, a California corporation (the "Shareholders"), and D.C.H., L.P., a California limited partnership (the "Purchaser").

                 In consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

                 1. Sale and Purchase of the Series A Preferred Stock. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to sell and issue at the Closing to the Purchaser, and the Purchaser hereby agrees to purchase at the Closing from the Company, for one dollar ($1.00) per share, one million (1,000,000) shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock has the rights, preferences, privileges and restrictions set forth in the Restated Articles of Incorporation attached hereto as Exhibit 1, which has been filed with the California Secretary of State. The Company acknowledges receipt of Purchaser's check for one million dollars ($1,000,000) representing the purchase price for the Series A Preferred Stock and Purchaser acknowledges receipt of the Company's stock certificate representing the Series A Preferred Stock.

                 2. Representations and Warranties of the Company and the Shareholders. Except as set forth in the Schedule of Exceptions attached hereto as Schedule 2, the Company and each of the Shareholders jointly and severally represent and warrant to the Purchaser that:

                          (a)     Organization and Standing; Articles and
Bylaws. The Company is a corporation duly organized, validly existing under and by virtue of the laws of the State of California and is in good standing under such laws.

                          (b)     Authorization.  This Agreement and each of
the other agreements referred to herein (the "Other Agreements") have been duly authorized, executed and delivered by the Company and the Shareholders, and constitute valid and binding obligations of the Company and the Shareholders, enforceable in accordance with their respective terms.

                          The shares of the Series A Preferred Stock are duly
authorized and, when delivered, will be duly and validly issued and outstanding, fully paid and nonassessable, and are free to the holder thereof of any liens, encumbrances or restrictions. The rights, privileges and preferences of the




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Series A Preferred Stock are as set forth in the Restated Articles of
Incorporation. The Common Stock of the Company issuable upon conversion of the Series A Preferred Stock (the "Conversion Shares") have been duly authorized and, when delivered, will be duly and validly issued and outstanding, fully paid and nonassessable and will be free to the holder thereof of any liens, encumbrances or restrictions.

                          (c)     Capital Stock.  The authorized capital of the
Company consists of one million (1,000,000) shares of Series A Preferred Stock, all of which are outstanding after the sale contemplated by this Agreement, and two million one hundred twenty-seven thousand six hundred sixty (2,127,660) shares of Common Stock (the "Common Stock"), of which 1,127,660 are outstanding. The Company has neither issued nor granted any option, warrant, convertible security or other right or agreement which affords any person the right to purchase or otherwise acquire any shares of the Common Stock, the Series A Preferred Stock, or any other security of the Company and the Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any shares of its securities except as set forth on
Schedule 2(c). No person has any right of first refusal or any preemptive rights in connection with the issuance of the Series A Preferred Stock or the Conversion Shares, or with respect to any future offer, sale or issuance of securities by the Company, or its shareholders, other than as provided in this Agreement or the agreements referred to herein to be executed at or prior to the date hereof.

                          (d)     Compliance With Other Instruments.  The
Company is not in violation of any term of its Articles of Incorporation or Bylaws, or any agreement, mortgage, indenture, debenture, trust, instrument, judgment, decree, order, statute, rule or governmental regulation to which it is subject (the "Other Instruments"). The execution, delivery and performance of this Agreement and the Other Agreements, the issuance and sale of the Series A Preferred Stock, the issuance of the Conversion Shares, or the taking of any other action contemplated by this Agreement or the Other Agreements will not result in any violation of or be in conflict with or constitute a default (with or without notice, lapse of time or both) under any of the Other Instruments.

                          (e)     Financial Statements.  Attached to this
Agreement as Schedule 2(e) is (i) the year-end balance sheet of the Company at January 31, 1992, and related statements of operation and cash flows of the Company for the year then ended, accompanied by notes thereto, and (ii) the balance sheet of the Company at September 30, 1992, (the "Latest Balance Sheet") and related statements of operation and changes in financial condition of the Company for the eight-month period then ended, accompanied by notes thereto. Each of the foregoing Financial Statements (the "Financial Statements") are accompanied by a certificate signed by the Company's chief executive officer and


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
chief financial officer which confirms that they have reviewed the Financial Statements and that, to the best of their knowledge, such Financial Statements fairly present the financial condition and results of operations of the Company at the dates and for the periods covered thereby.

                          The Financial Statements are in accordance with the
books and records of the Company (which, in turn, are accurate and complete in all material respects), have been prepared in accordance with generally accepted accounting principles, consistently applied over the periods covered thereby, and fairly present the financial condition of the Company as of the dates thereof and the periods covered thereby. Other than liabilities which have arisen since the Latest Balance Sheet in the ordinary course of the business of the Company (none of which relates to a liability for breach of contract, breach of warranty, infringement of proprietary rights, lawsuits or similar claims), the Company has no material obligation or liability (whether accrued, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due) which is not reflected in the Financial Statements.

                          (f)     Absence of Changes.  Since the Latest Balance
Sheet: (i) the Company has not entered into any transaction which was not in the ordinary course of its business; (ii) there has been no materially adverse change in the condition (financial or otherwise), business, properties, assets, or liabilities of the Company; and (iii) to the best knowledge of the Company or the Shareholders, after due inquiry, there has been no event or condition of any character specifically relating to the Company which pertains to and materially adversely affects its businesses, properties, prospects, or condition, financial or otherwise.

                          (g)     Good and Marketable Title.  The Company owns,
or has a valid leasehold interest in, all assets necessary for the conduct of its business as presently conducted, in each case free and clear of all liens, claims, security interests, royalty payments, charges and encumbrances. All of such assets are reflected on the Financial Statements, except those acquired in the ordinary course of business subsequent to the Latest Balance Sheet.

                          (h)     Litigation.  There are no litigation, claims,
actions, proceedings or investigations pending against the Company or the Shareholders (or, to the best knowledge of the Company or the Shareholders, after due inquiry, any basis therefor or threat thereof).

                          (i)     Tax Matters.  The Company (i) has timely
filed all tax returns that are required to have been filed by it with all appropriate federal, state, county and local governmental agencies (and all such returns are true and correct in all material respects) and (ii) has timely paid all taxes owed





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by it or which it is obligated to withhold from amounts owing to any employee
(including, but not limited to, social security taxes), creditor or third party.

                          (j)     Registration Rights.  Except as set forth in
Section 4(g), the Company is not a party to any agreement or commitment which obligates the Company to register under the Securities Act of 1933, as amended, (the "Securities Act") any of its presently outstanding securities or any of its securities which may hereafter be issued.

                          (k)     Offering.  Subject to the accuracy of the
Purchasers' representations in Section 3 of this Agreement, the offer, issuance and sale of the Series A Preferred Stock and the Conversion Shares constitute, and will constitute, transactions exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act and the Company has obtained (or is exempt from the requirement to obtain) all qualifications, permits, and other consents required by all applicable state laws governing the offer, sale or issuance of securities.

                          (l)     Insurance.  The Company maintains (i)
adequate insurance on all assets and activities of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities (including products liability), claims and risks against which it is customary for companies similarly situated as the Company to insure.

                          (m)     Certain Transactions.  The Company is not
indebted, either directly or indirectly, to any of the officers, directors or shareholders of the Company, or to members of their respective immediate families, in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses; none of said officers, directors, or shareholders, or any members of their immediate families, are indebted to the Company or, to the best knowledge of the Company, after due inquiry, have any direct or indirect ownership interest in, or any contractual relationship with, any firm, corporation or other person with which the Company is or was affiliated or with which the Company has a business relationship, or any firm, corporation or other person which, directly or indirectly, competes with the Company. No such officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, a party to or otherwise an interested party with respect to any contract with the Company.

                          (n)     Contracts and Commitments.  Except as
expressly contemplated by this Agreement, or as set forth in the Contracts Schedule attached to this Agreement as Schedule 2(n) (which is a list of all material agreements to which the Company is party or by which the Company or any of its property is bound), the Company is not presently a party to, or bound by, any written or oral contract, agreement, lease, guarantee, credit or





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security instrument or employee plan or arrangement pursuant to which the
Company has payment or performance obligations in excess of $10,000 in value or is entitled to receive payment or services in excess of $10,000 in value.

                          (o)     Governmental Consents.  No permit, consent,
approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements referred to herein or the consummation of any transaction contemplated hereby or thereby, except as have been obtained or accomplished.

                          (p)     Compliance with Laws.  The Company is not in
violation of any law or any regulation or requirement (including, but not limited to, any law, regulation or requirement governing the quality of the environment) which might have a material adverse effect upon its business, and has not received notice of any such violation.

                          (q)     Patents, Copyrights and Trademarks.  Except
as set forth in the Schedule of Exceptions, the Company owns and possesses or is licensed under all patents, patent applications, licenses, trademarks, trade names, brand names, inventions and copyrights necessary for the operation of its business as now conducted and as proposed to be conducted, with no infringement of or conflict with the rights of others; the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any patent, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business, or otherwise; and there have been no claims made against the Company for the assertion of the invalidity, abuse, misuse or unenforceability of any of its patent, trademark, copyright, trade secret or other proprietary rights and there are no grounds for the same.

                          (r)     Brokers.  No finder, broker, agent, financial
advisor or other intermediary has acted on behalf of the Company in connection with the offering of the Series A Preferred Stock or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

                          (s)     Diedrich Name.  Martin R. Diedrich has, to
the extent to which he is personally capable, granted to the Company the exclusive right in perpetuity to use his name as part of Company's name for and in connection with all business of whatever kind and character conducted previously or in the future by Company, and has not granted and will not grant to any other person, firm or corporation the right to use, and will not himself use (except in connection with Company), his name as part of the corporate or firm name of any other firm, entity, corporation or business, or as part of any trade name or trademark not belonging to Company or any subsidiary of Company.





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                          (t)     Disclosure.  Neither this Agreement nor any
exhibit or schedule hereto nor any certificate, document, writing or other instrument referred to herein or furnished to the Purchaser by the Company or any employee or shareholder thereof, contains any untrue statement of any material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading and there is no fact material to the Purchaser's decision to purchase the Series A Preferred Stock known to the Company which has not been disclosed to the Purchaser in writing by the Company.

                 3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:

                          (a)     Investment Intent.  The Series A Preferred
Stock to be purchased by the Purchaser pursuant to this Agreement is being acquired by the Purchaser solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it.

                          (b)     Sophistication.  The Purchaser is able to
bear the economic risk of an investment in the Series A Preferred Stock acquired by it pursuant to this Agreement, has been given sufficient access to records and information concerning the Company for purposes of evaluating such investment and can afford to sustain a total loss on such investment, and either (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of the Series A Preferred Stock; or (ii) has a pre-existing personal or business relationship with the Company or one or more of its officers, directors or controlling persons.

                 4. Covenants of the Company. The Company agrees as follows, and each of the Shareholders agrees to use his or its best efforts to cause the Company to perform or observe the following agreements:

                          (a)     Financial Statements; Other Information; and
Inspection Rights.

                                  (i)      Financial Statements.  The Company
shall deliver to the Purchaser such monthly, quarterly and annual financial statements of the Company as Purchaser shall reasonably request. Such Financial Statements shall be in reasonable detail and shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that such Financial Statements have been prepared from the books and records of the Company and in accordance with generally accepted accounting principles consistently applied, and that such Financial Statements are true and correct in all material respects. Upon the written request of holders of at least 66-2/3% of the





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
outstanding Series A Preferred Stock, the Company's annual financial statements shall be audited by a firm of independent certified public accountants approved by such holders.

                                  (ii)     Other Information.  The Company
shall deliver to the Purchaser, promptly after the occurrence thereof, written notice and a description of any default or other event which might have a materially adverse impact upon the Company, its financial condition, results of operations, prospects or business.

                                  (iii)    Annual Operating Plan.

                                        (A)     The Company has prepared and
delivered to the Purchaser a Business Plan dated __________, 1992 (the "Business Plan"), including a cash flow budget (the "Budget") and other financial information and projections. The Company agrees to conduct its business in conformity with the Business Plan. Prior to each January 1, the Company shall prepare an operating plan, including a budget, for each succeeding thirty-six month period commencing each subsequent February 1, which shall meet the approval of a majority of the members of the Company's Board of Directors and which shall be in at least as much detail as the Business Plan and Budget. The Company agrees to conduct its business in conformity with said operating plan. The Company shall furnish to the Purchaser (in person or by first-class mail) a copy of such operating plan at least 45 days prior to the commencement of the period covered by such operating plan.

                                  (iv)     Inspection Rights.  The Company
shall permit any representative designated by the Purchaser, at Purchaser's expense, to visit and inspect any of the properties of the Company or any of its subsidiaries, including its and their books of account (and to make copies thereof and to take extracts therefrom), and to discuss its and their affairs, finances and accounts with its and their officers or employees, all at such reasonable times and as often as may be reasonably requested, and with representatives of the Company's lenders; provided that such rights shall be exercised in a manner so as not to materially and adversely disrupt the ordinary course of business of the Company or any of its subsidiaries.

                          (b)     Amendment to Articles of Incorporation,
By-Laws, and Certificate of Amendment. The Company shall not amend, and shall not permit any of its subsidiaries to amend, its Articles of Incorporation, Certificate of Amendment or By-Laws, in any manner whatsoever without the prior written consent of the Purchaser.

                          (c)     Proprietary Information Agreements.  The
Company shall require, as a condition to employment with the Company, or continued employment with the Company, that each of its managers and all employees having access to the Company's





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proprietary information, and each of the managers or employees having access to proprietary information of each of its subsidiaries, enter into Proprietary Information Agreements in form and substance identical to Exhibit 4(c) to this Agreement.

                          (d)     Shareholder Agreement.  Concurrently with the
execution and delivery of this Agreement, the Company and the Shareholders have executed and delivered a Shareholder Agreement (the "Shareholder Agreement"), substantially in the form attached hereto as Exhibit 4(d), covering certain voting agreements and rights of first refusal with respect to the Company's Common Stock owned by the Shareholders. The Company shall enforce each and every one of its obligations under the Shareholder Agreement and shall not, without the consent of the holders of at least 66-2/3% of the Series A Preferred Stock, amend, modify or waive any of its rights thereunder.

                          (e)     Right of First Refusal.

                                  (i)      If the Company determines to issue
any additional shares of its capital stock, or warrants, options, rights or other securities convertible into its capital stock, (collectively the "Equity Securities") from and after the date of this Agreement, the Company shall first give the Purchaser the right to purchase such Equity Securities by delivering to it a written offer which shall state the price and other terms and conditions of the proposed issuance. If the Company proposes to issue the Equity Securities for consideration other than solely cash and/or promissory notes, the offer to the Purchaser shall, to the extent of such consideration, permit the Purchaser to pay in lieu thereof, cash equal to the fair market value of such consideration, and the offer shall state the Company's estimate of such fair market value. The Board of Directors shall fix the period of the offer which shall be a minimum of 30 days or such longer period as is necessary to determine the fair market value of the consideration referred to in the preceding sentence. The Purchaser shall have the right to assign any of the rights the Purchaser may have to purchase Equity Securities under this Section 4(e) to any person affiliated with such holder.

                                  (ii)     The Purchaser may accept an offer
only by giving written notice to the Company before the offer expires that the Purchaser has accepted the offer to purchase some or all of the securities offered (the "Accepted Securities"). Within 10 days following receipt of such notice, the Purchaser shall deliver to the Company payment in full for the Accepted Securities purchased by it against delivery by the Company to the Purchaser of a certificate or certificates evidencing the Accepted Securities purchased by it.

                                  To the extent the offer is not subscribed in
full by the Purchaser, the Company may, for a period of 90 days thereafter, issue and sell the unaccepted securities, or any of





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
them, at the same price, and upon the other terms and conditions specified in such offer, to any person or persons.

                                  (iii) Notwithstanding the provisions of this
Section 4(e), the Company shall not be required to first offer the Equity Securities to the Purchaser if the issuance is pursuant to the conversion of any shares of the Series A Preferred Stock.

                          (f)     Termination of Certain Company Agreements.
The provisions of Sections 4(a) through 4(e) above shall terminate upon the consummation of a Qualified Public Offering, which means a firmly underwritten public offering of the Company's Common Stock registered under the Securities Act of 1933, as amended (the "Act") and involving net proceeds to the Company of at least $5,000,000 and a price to the public of at least $5.00 per share.

                          (g)     Registration Rights.

                                  (i) Required Registration.  The Company
agrees that, at any time after the earlier to occur of January 1, 1998 or the effective date of a Qualified Public Offering, it shall register under the Act and take all necessary steps to facilitate the public sale (the "Public Offering"), at the Company's sole cost and expense, of all or any portion of the Conversion Shares designated in writing for such sale by the Purchaser, provided that the Company shall not be required to undertake and complete (A) more than three such registrations or (B) prior to a Qualified Public Offering, any such registration, unless an underwriter of national or regional reputation shall have agreed to serve as an underwriter for purposes of such registration. If the Purchaser is precluded from including any Conversion Shares in any Public Offering as a result of the request or decision of the underwriters involved therein, such Public Offering shall not count against the three Public Offerings limit available to the Purchaser.

                                  (ii) Incidental Registration.  If the Company
at any time proposes to register any of its securities for sale for its own account or for the account of any other person, it shall each such time give written notice (the "Company's Notice"), at its expense, to the Purchaser of its intention to do so at least 45 days prior to the filing of a registration statement with respect to such registration with the Commission. If the Purchaser desires to dispose of all or part of its Conversion Shares, it may request registration thereof in connection with the Company's registration by delivering to the Company, within 30 days after receipt of the Company's Notice, written notice of such request (the "Investors' Notice"). The Company shall use its best efforts to cause all shares of Conversion Shares specified in the Investors' Notice to be registered under the Securities Act so as to permit the sale or other disposition by the Purchaser.





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
                                  (iii) Indemnification.  In connection with
any Public Offering, the Company agrees to indemnify the Purchaser to the same extent as the Company indemnifies any underwriter participating therein (or as the Purchaser shall reasonably request in the absence of underwriter participation therein).

                          (h)     Rule 144 Compliance.  At all times after
completion of a Qualified Public Offering, the Company agrees to take such action as may be necessary to enable the Purchaser to complete the public sale of Conversion Shares in accordance with Rule 144 of the Securities and Exchange Commission under the Act.

                          (i)     Key Man Life Insurance.  The Company shall
obtain and keep in effect term life insurance in the amount of one million dollars ($1,000,000) on the life of Martin R. Diedrich with the proceeds payable to the Company.

                          (j)     Actions Requiring Notice and Approval.

                                  (i)      Anything in this Agreement to the
contrary notwithstanding, the following actions may be taken by the Company only with prior notice to and approval of the Purchaser, as provided in Section 4(j)(iii) hereof:

                                        (A)     the filing on behalf of the
Company of an application for bankruptcy or similar relief;

                                        (B)     any confession of a judgment
against the Company;

                                        (C)     any purchase of equity
securities or instruments representing indebtedness of any Person;

                                        (D)     any amendment of this
Agreement;

                                        (E)     the appointment, employment,
removal and compensation of, and approval of any employment contracts with, the Chief Executive Officer of the Company, any other officers of the Company and the Shareholders; and

                                  (ii)   In addition to the other requirements
of this Section 4(j), the Purchaser may demand at any time that the following actions be taken by the Company only with prior notice to and approval of the Purchaser, as provided in Section 4(j)(iii) hereof:

                                        (A)     the incurrence of any
obligation in a principal amount of more than $20,000 at any time outstanding.





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
Such obligation may include, but is not limited to, any contract (or series of related contracts), lease or form of indebtedness; and

                                        (B)     any expenditure (or series of
related expenditures) involving more than $20,000;

                                  (iii)  In the event that the Company
determines to take any of the actions specified in Section 4(j)(i) (or Section 4(j)(ii) if the Purchaser has made a demand as provided for therein), the following procedures shall be applicable:

                                        (A)     The Company shall deliver to
Purchaser written notice of the proposed action (the "Company Notice"), specifying the dollar amount and terms and conditions of the proposed action.

                                        (B)     If Purchaser disapproves of
such action, it shall do so by delivering a written notice signed by Purchaser (the "Disapproval Notice"). The Disapproval Notice must be delivered to the Company within 10 business days from the receipt by Purchaser of the Company Notice. Receipt of the Disapproval Notice by the Company shall prohibit the Company from undertaking the action specified in the Company Notice.

                                        (C)     If the Purchaser does not
tender a Disapproval Notice within the 10 business day period, the Company shall be entitled to undertake the action specified in the Company Notice after the end of the 10 business day period, but only upon terms and conditions which are in all material respects (including, without limitation, price and interest rates) identical to those set forth in the Company Notice; provided, that if the Company does not undertake the action specified in the Company Notice within 30 days following the expiration of the 10 business day period, any approval theretofore extended pursuant to this section shall be deemed rescinded and any subsequent actions shall again be subject to all of the restrictions set forth herein.

                                  (iv)     The Purchaser may, by prior written
consent, waive its rights under this Section 4(j), provided that, unless otherwise specifically agreed to by the Purchaser in writing, such waivers shall be on a case-by-case basis and shall be limited to the corporate acts specified therein.





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                          (k)     Chief Executive Officer.

                                  (i)      The Chief Executive Officer shall be
the chief executive officer of the Company and, subject to the control of the Board, shall have general and active supervision and management over the business of the Company and over its officers and employees. The Chief Executive Officer shall be Steven Lupinacci, who shall receive restricted stock pursuant to the terms and conditions of a restricted stock agreement in the form attached as Exhibit 4(k) hereto.

                                  (ii)     The Chief Executive Officer shall be
appointed only with the approval of Purchaser and may be removed, with or without cause, only with Purchaser's approval. In addition, Purchaser shall have the right independently, in Purchaser's sole discretion, to require the removal of the Chief Executive Officer.

                 5. Restrictions on Transfer. None of the shares of the Series A Preferred Stock purchased hereunder or the Conversion Shares shall be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of unless and until one of the following events shall have occurred:

                          (a)     Such securities are disposed of pursuant to
and in conformity with an effective registration statement filed with the Commission pursuant to the Securities Act or pursuant to Rule 144 of the Securities and Exchange Commission (the "Commission") thereunder; or

                          (b)     The seller shall have delivered to the
Company a written opinion by counsel which is reasonably acceptable to the Company to the effect that the proposed transfer is exempt from the registration and prospectus delivery requirements of the Securities Act; or

                          (c)     The seller shall have transferred such
securities to an affiliate of the seller and such affiliate has delivered to the Company a written agreement making the representations set forth in Sections 3(a) and 3(b) and agreeing to be bound by the restrictions of this
Section 5 with respect to the shares so transferred. For purposes of this Agreement, the definition of "Purchaser" as used herein shall be deemed to include any such affiliate of Purchaser.

                          The parties hereto further agree that any certificate
evidencing the Series A Preferred Stock or the Conversion Shares shall bear the following legend:

                          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, HAVE BEEN





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
TAKEN FOR INVESTMENT, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER HEREOF, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.

                          The Company shall, within 10 days of the request of
any holder of a certificate bearing the foregoing legend and the surrender of such certificate, issue a new stock certificate without the foregoing legend if any of the events set forth in Sections 5(a) or (b) above have occurred.

                 6. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on December 11, 1992, at the offices of Gibson, Dunn & Crutcher, 4 Park Plaza, Irvine, California, or at such other place and at such time and date as Purchaser, Company and Shareholders shall mutually agree.

                 7. Conditions to Obligations of Purchaser. The obligations of Purchaser to purchase the Series A Preferred Stock at the Closing and the other obligations of Purchaser under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing in whole or in part by Purchaser:

                          (a)     Representations and Warranties.  On the date
of the Closing, the representations and warranties of Company and Shareholders set forth in this Agreement shall be true and correct in all respects with the same effect as though such representations and warranties had been made at and as of such time, except to the extent that any changes therein are specifically contemplated by this Agreement.

                          (b)     Performance.  The Company and Shareholders
shall have performed and complied in all respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or at the Closing.

                          (c)     Absence of Litigation.  No suit, action,
proceeding or investigation shall have occurred, be pending or threatened which would or seeks to prevent or delay beyond the date of the Closing the consummation of the transactions contemplated by this Agreement.

                          (d)     Opinion of Counsel to Company and
Shareholders. Purchaser shall have received from Voss, Cook, Casselberry & Thel, counsel for Company and Shareholders, a written opinion, substantially identical in form and substance to that attached hereto as Exhibit 7(d).

                          (e)     Contemporaneous Transactions.  Prior to or
contemporaneously with the Closing, the Company and Shareholders shall have executed and delivered to Purchaser the Other Agreements contemplated by this Agreement.

                          (f)     Closing Papers.  Company and Shareholders
shall have delivered to Purchaser all of the following:

                                  (A)      a certificate signed by the Chairman
of the Board and President of Company, dated the date of the Closing, stating that (i) the persons signing such certificate have made or have caused to be made such investigations as are necessary to permit them to certify the accuracy of the information set forth therein, (ii) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading and (iii) the conditions specified in Sections 7(a), 7(b), 7(c), 7(d) and 7(e) of this Agreement have been satisfied;

                                  (B)      copies (certified by the President,
Secretary or Assistant Secretary of the Company) of the resolutions duly adopted by the board of directors and shareholders of Company authorizing, as appropriate, the execution, delivery and performance of this Agreement and the Other Agreements referred to in this Agreement as being executed at or prior to the Closing;

                                  (C)      copies (certified by the President,
Secretary or Assistant Secretary of the Company) of the Company's Articles of Incorporation and Bylaws as amended through the date of the Closing;

                                  (D)      a certified copy of the Restated
Articles of Incorporation (identical in form to Exhibit 1 attached hereto) as filed with the California Secretary of State; and

                                  (E)      such other documents relating to the
transactions contemplated by this Agreement as Purchaser may reasonably request.

                          (g)     Proceedings.  All corporate and other
proceedings taken or to be taken by the Company in connection with the transactions contemplated hereby to be consummated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser.

                 8. Conditions to Obligations of Company and Shareholders. The obligations of Company and Shareholders under this Agreement are subject to the fulfillment at or prior to the date of the Closing of the following conditions, any of which may be waived in writing, in whole or in part, by Company and Shareholders:

                          (a)     Representations and Warranties.  On the date
of the Closing, the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects with the same effect as though such representations and warranties were made at and as of such time, except to the extent that any changes therein are contemplated by this Agreement.

                          (b)     Performance.  Purchaser shall have performed
and complied in all respects with all agreements and conditions contained herein required to be performed by or complied with by it prior to the Closing.

                          (c)     Contemporaneous Transaction.  Prior to or
contemporaneously with the Closing, the Purchaser shall have executed and delivered to the Company and Shareholders the Other Agreements contemplated by this Agreement.

                 9.       Miscellaneous Provisions.

                          (a)     Notices.  All notices, demands or other
communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by United States mail, certified or registered, with return receipt requested, or otherwise actually delivered:

If to the Purchaser:      D.C.H., L.P.
                          450 Newport Center Drive, Suite 570
                          Newport Beach, CA  92660

With Copies to:           E. Michael Greaney, Esq.
                          Gibson, Dunn & Crutcher
                          4 Park Plaza
                          Irvine, CA  92714

If to the Company:        Diedrich Coffee
                          474 E. 17th Street
                          Costa Mesa, CA  92627

If to Shareholders:       Martin R. Diedrich
                          474 E. 17th Street
                          Costa Mesa, CA  92627

                          Donald M. Holly
                          474 E. 17th Street
                          Costa Mesa, CA  92627

                          SNV Enterprises
                          474 E. 17th Street
                          Costa Mesa, CA  92627

With Copies to:           Raymond Lee
                          Voss, Cook, Casselberry & Thel
                          840 Newport Center Drive, Suite 700
                          Newport Beach, CA  92660
or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered or as of the date mailed, as the case may be.

                 (b) Severability and Governing Law. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement. This Agreement is made and entered into in the State of California and the laws of said state shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

                 (c) Amendments and Waivers. The provisions of this Agreement may not be changed, waived, discharged or terminated orally or in writing, except with (but only with) the written consent of the Company and the holders of at least 66-2/3% of the Series A Preferred Stock then outstanding; provided, however, that no such amendment or waiver shall affect the provisions of this Section 9(c) and no such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent therein.

                 (d) Survival of Representations and Warranties, Etc. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made, the sale and purchase of the Series A Preferred Stock and payment therefor, the conversion or redemption of the Series A Preferred Stock as provided for in the Restated Articles of Incorporation, and, as to the Purchaser as defined herein, any disposition of the Series A Preferred Stock or the Conversion Shares. All statements contained in any certificate or other instrument executed and delivered by the Company or its duly authorized officers pursuant to this Agreement in connection with the transactions contemplated hereby shall constitute additional representations and warranties by the Company hereunder.

                 (e) Expenses. The Company agrees to pay, and save any Purchaser (or any subsequent holder of Series A Preferred Stock or Conversion Shares) harmless against liability for the payment of, (i) the fees and expenses of the Purchasers' special counsel, Messrs. Gibson, Dunn & Crutcher, arising in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement, (ii) reasonable fees and expenses of counsel incurred with respect to any amendments or waivers (whether or not they become effective) under or in respect of the Articles of Incorporation, Bylaws, Certificate of Amendment, or this Agreement or any of the Other Agreements, and (iii) in the event of breach or default of the

Company's obligations to the Purchaser under the Articles of Incorporation, the Bylaws, Certificate of Amendment, or this Agreement or any agreement contemplated hereby, fees and expenses of the Purchasers or such holders incurred in respect of the enforcement of the rights granted under any of the foregoing whether or not suit is brought.

                 (f) Exercise of Contractual Rights. Each of the Company and the Shareholders recognize, acknowledge and agree that the Purchaser has a major financial interest in the Company to preserve and that the exercise by Purchaser of any of its contractual rights under this Agreement or any of the Other Agreements contemplated hereby shall not be deemed to constitute a lack of good faith or unfair dealing.

                 (g) Entire Agreement. This Agreement and the attached Schedules and Exhibits contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

"SHAREHOLDERS"                                     "COMPANY"

MARTIN R. DIEDRICH                                 DIEDRICH COFFEE
- -------------------------                          --------------------------------
Martin R. Diedrich                                 By:
                                                       ----------------------------
                                                   Name:
                                                         --------------------------
                                                   Title:
                                                          -------------------------

DONALD M. HOLLY
- -------------------------
Donald M. Holly                                    By:
                                                        ---------------------------
                                                   Name:
                                                         --------------------------
                                                   Title:
                                                          -------------------------

SNV ENTERPRISES                                   "PURCHASER"

By:                                               D.C.H., L.P.
   ---------------------
     Steven Lupinacci
     President                                    --------------------------------
                                                  By:
                                                      ----------------------------
                                                  Name:
                                                        --------------------------
                                                  Title:
                                                         -------------------------

                             SCHEDULES AND EXHIBITS



Schedules
2     -  Schedule of Exceptions
2(c)  -  Options, Warrants or Repurchase Obligations
2(e)  -  Financial Statements
2(n)  -  Contracts and Commitments


Exhibits
1     -  Restated Articles of Incorporation
4(c)  -  Proprietary Information Agreement
4(d)  -  Shareholder Agreement
4(k)  -  Restricted Stock Agreement
7(d)  -  Opinion of Counsel to the Company and Shareholders